UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check one):
[ ] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [X] Form 10-Q   [ ] Form N-SAR

     For Period Ended: March 31, 2001

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Read Instructions (on back page) Before Preparing Form. Please Print or Type.
Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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Longport, Inc.
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Full Name of Registrant


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Former Name if Applicable

740 South Chester Road, Suite A
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Address of Principal Executive Office (Street and Number)

Swarthmore, Pennsylvania  19081
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City, State and Zip Code


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PART II -- RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

      (   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  X   (   (b)  The subject annual report or semi-annual report/portion thereof
 ---           will be filed on or before the fifteenth calendar day following the prescribed due date or the subject quarterly report will be filed on or before the fifth calendar day following the prescribed due date; and

      (   (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

There was a medical emergency at Mitchell Financial Printing who transmits our 10Q electronically to the SEC.

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PART IV -- OTHER INFORMATION
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(1)  Name and telephone number of persons to contact in regard to this notification

     James R. McGonigle            800              289-6863
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           (Name)               (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                                  [X] yes [ ] no

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Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] yes [X] no

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 Longport, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2001                       By: /s/ James R. McGonigle
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                                         James R. McGonigle - CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001)